SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934



(  )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(  )  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-b(e)(2))
(x )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12



                   Span-America Medical Systems, Inc.
            (Name of Registrant as Specified In Its Charter)



   (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


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(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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      2)  Aggregate number of securities to which transaction applies:

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          computed pursuant to Exchange Act Rule 0-11: *

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it was determined)

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( ) Check box if any part of the fee is offset as provided by Exchange
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

                       (Span-America Logo appears here)

                       SPAN-AMERICA MEDICAL SYSTEMS, INC.
                              POST OFFICE BOX 5231
                        GREENVILLE, SOUTH CAROLINA 29606

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 16, 1996

     TO THE SHAREHOLDERS OF SPAN-AMERICA MEDICAL SYSTEMS, INC.
          Notice is hereby given that the Annual Meeting of Shareholders
     (the "Annual Meeting") of Span-America Medical Systems, Inc. (the "Company") will be held at the Hyatt Regency Greenville, 220 North
     Main Street, Greenville, South Carolina, on February 16, 1996, at 9:00 a.m., for the purpose of considering and acting upon the following matters:
          (1) the election of four Directors; and
          (2) the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.
          The Board of Directors has fixed the close of business on December 20, 1995 as the record date for the determination of the shareholders entitled to notice and to vote at the Annual Meeting.
          YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY WILL BE RETURNED TO ANY SHAREHOLDER
     WHO IS PRESENT IN PERSON AND REQUESTS SUCH RETURN.
                                             By Order of the Board of
                                             Directors,
                                             (Signature of Richard C. Coggins)
                                             RICHARD C. COGGINS
                                             SECRETARY
         December 28, 1995
         Greenville, South Carolina
                    PLEASE RETURN THE ENCLOSED PROXY IMMEDIATELY

                       SPAN-AMERICA MEDICAL SYSTEMS, INC.
                              POST OFFICE BOX 5231
                GREENVILLE, SOUTH CAROLINA 29606 (803) 288-8877
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 16, 1996
SOLICITATION OF PROXIES
     This Notice of Annual Meeting, Proxy Statement and Proxy (these "Proxy Materials") are being furnished to shareholders in connection with the solicitation of proxies by the management of Span-America Medical Systems, Inc. (the "Company") to be voted at the annual meeting of shareholders (the "Annual Meeting") to be held on February 16, 1996 at the Hyatt Regency Greenville, 220 North Main Street, Greenville, South Carolina. The approximate mailing date of these Proxy Materials is January 9, 1996.
VOTING AT THE ANNUAL MEETING
     Shareholders of record at the close of business on December 20, 1995 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on such record date, there were outstanding 3,225,608 shares of the Company's no par value Common Stock (the "Common Stock"). The Common Stock is the only class of voting securities of the Company. Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters presented for action by the shareholders. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company as of December 20, 1995 is necessary to constitute a quorum at the Annual Meeting. All shares represented by valid proxies received prior to the Annual Meeting and not revoked before they are exercised will be voted in accordance with specifications thereon. If no contrary instructions are indicated, all shares represented by a proxy will be voted FOR the election to the Board of Directors of the Nominees described herein, and in the discretion of the proxy holders as to all other matters that may properly come before the Annual Meeting.
     Shares will be tabulated by inspectors appointed by the Company, with the aid of the Company's transfer agent. The inspectors will not be a director or a nominee for director. The inspectors shall determine, among other things, the number of shares represented at the Annual Meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. In connection with the election of directors, broker non-votes are not counted for purposes of determining the votes cast for directors.
REVOCATION OF PROXIES
     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Span-America Medical Systems, Inc., Post Office Box 5231, Greenville, South Carolina 29606, Attention: Secretary.
                                       1

COSTS OF SOLICITATION
     The Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Employees and officers will be reimbursed for the actual out-of-pocket expenses incurred in connection with the solicitation. Proxies will be solicited principally by mail but may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company. The Company has also engaged Corporate Communications, Inc. in Nashville, Tennessee to assist in investor relations activities, including distributing shareholder information and contacting brokerage houses, custodians, nominees and fiduciaries.
BANKS, BROKERS AND OTHER CUSTODIANS
     Banks, brokers and other custodians are requested to forward proxy solicitation material to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses in sending the proxy material to beneficial owners of the shares.
                                       2

                             ELECTION OF DIRECTORS
     The Company's Bylaws provide that the number of Directors may be increased or decreased by action of the Board and shareholders at any annual meeting. The number of Company Directors is currently set at nine persons in accordance with the Company's Bylaws. As provided in the Company's Articles of Incorporation, the Board is divided into three classes of Directors, with each class being comprised of three persons who serve three-year terms. Accordingly, as set forth below, Management has nominated Thomas F. Grady, Jr., J. Ernest Lathem, M.D., and James M. Shoemaker, Jr., to serve as Directors under terms which expire at the 1999 annual meeting of shareholders or when their successors are duly elected. Management has also nominated Thomas D. Henrion to serve as Director until the 1997 annual meeting of shareholders to fill the unexpired term of Raymond M. Tortolani who is retiring from the Board.
     Unless authority to vote with respect to the election of one or more Nominees is "WITHHELD," it is the intention of the persons named in the accompanying proxy to vote such proxy for the election of the Nominees set forth below. Each of these Nominees are United States citizens. In the event that any of the Nominees for Director should become unavailable to serve as Directors, which is not anticipated, the persons named in the accompanying proxy will vote for other persons in their places in accordance with their best judgment. There are no family relationships among the Directors and the executive officers of the Company.
     Directors will be elected by a plurality of votes cast at the Annual Meeting. The Company's Articles of Incorporation provide that cumulative voting is not available in the election of Directors.
INFORMATION REGARDING NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS
     The following table sets forth the names and ages of the four Nominees for Director and the Directors continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a Director of the Company.

                                                                                        DIRECTOR
NAME                           AGE     POSITION OR OFFICE WITH THE COMPANY               SINCE
                       NOMINEES FOR DIRECTOR WITH TERMS EXPIRING IN 1999
Thomas F. Grady, Jr.           53      Director                                           1975
J. Ernest Lathem, M.D.         62      Director                                           --
James M. Shoemaker, Jr.        63      Director                                           1992
                        NOMINEE FOR DIRECTOR WITH TERM EXPIRING IN 1997
Thomas D. Henrion              53      Director                                           --
                        CONTINUING DIRECTORS WITH TERMS EXPIRING IN 1998
Richard C. Coggins             38      Director, Chief Financial Officer                  1993
Brien Laing                    69      Director                                           1988
Charles B. Mitchell            58      Director, Chief Executive Officer, President       1983
                        CONTINUING DIRECTORS WITH TERMS EXPIRING IN 1997
Douglas E. Kennemore, M.D.     63      Director                                           1975
Robert A. Whitehorne           70      Director                                           1975

BUSINESS EXPERIENCE OF NOMINEES AND DIRECTORS
     Mr. Grady has been employed by Federal Paper Board Company, Inc. since 1971, serving in various sales and marketing management positions. He is currently Vice President of Sales. Federal Paper Board Company is engaged in the business of manufacturing paper products.
     Dr. Lathem retired in 1993 from 28 years in the private practice of urological surgery in Greenville, South Carolina. He is a Director of Southern National Corporation and one of its subsidiaries, BB&T of South Carolina. He has also served as a Director of several closely held corporations.
                                       3

     Mr. Shoemaker has been a member of the law firm of Wyche, Burgess, Freeman & Parham, P.A., since 1965 and specializes in corporate and securities law. Mr. Shoemaker also serves as a director of One Price Clothing Stores, Inc., Palmetto Bancshares, Inc., and Ryan's Family Steak Houses, Inc.
     Mr. Henrion has been President and Chief Executive Officer of FoodService Purchasing Cooperative, Inc. in Louisville, Kentucky since 1980. The Cooperative provides equipment, food, packaging items, and financial services to quick service restaurant operators including KFC, Taco Bell and Long John Silver's. The Cooperative had 1994 sales of $528 million. Mr. Henrion also serves as a Director for Brinly-Hardy Company, Wholesome & Hearty Foods, Inc. and the National Cooperative Bank.
     Mr. Coggins joined the Company as Controller in May 1986. He was elected Treasurer in January 1987, Vice President of Finance in January 1989, and Secretary in January 1990. He is the Company's Chief Financial Officer. Mr. Coggins was previously employed by NCNB National Bank in Charlotte, N.C. from 1984 to 1986 where he served as Commercial Banking Officer and Metropolitan Area Director.
     Mr. Laing retired in 1988 from his most recent position as Corporate Vice President of Corporate Distribution for Baxter Healthcare Corporation ("Baxter"). Baxter is engaged in the business of manufacturing and distributing medical products. From 1949 until 1986, Mr. Laing was employed by American Hospital Supply Corporation (which was acquired by Baxter in 1986) and served as Sales Representative, Sales Training Director, Vice President of Sales, President of American Hospital Supply Division and Corporate Group Vice President of American Hospital Supply Corporation.
     Mr. Mitchell has served as Chief Executive Officer of the Company since November 19, 1993. Mr. Mitchell joined the Company as Director of Manufacturing in February 1982. He was elected Executive Vice President and Secretary in April 1982 and a Director in March 1983. Mr. Mitchell was named President and Chief Operating Officer of the Company in January 1990. Mr. Mitchell served as Acting CEO from July 1993 until his appointment as Chief Executive Officer in November 1993.
     Dr. Kennemore has been engaged in the private practice of neurosurgery in Greenville, South Carolina since 1965.
     Mr. Whitehorne has been a Senior Lecturer and Director of Business Relations at the Graduate School of Business, College of William and Mary since 1985. From 1979 until joining the faculty at the College of William and Mary in July 1985, Mr. Whitehorne served as a Distinguished Lecturer of Management at the College of Business Administration at the University of South Carolina, as well as Director of Placement and Alumni Affairs.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     During the 1995 fiscal year, the Board of Directors held five meetings. All Directors, except Messrs. Grady and Tortolani, attended at least 75% of these meetings and meetings of committees of the Board on which such Directors served.
     The Audit Committee is comprised of Messrs. Shoemaker, Tortolani, Grady and Kennemore. The Audit Committee met one time during the 1995 fiscal year. The Audit Committee reviews the scope and results of the audit by the independent auditors and the adequacy of the Company's system of internal accounting controls and procedures, proposes the appointment of the independent auditors subject to approval of the Board and approves the fees paid for services rendered by such auditors.
     The Compensation Committee is comprised of Messrs. Laing, Newberry, and Whitehorne. The Compensation Committee met two times during the year. The Compensation Committee reviews and approves the remuneration of officers of the Company and reviews the overall compensation programs of the Company. The Compensation Committee's report is included below under "Board Compensation Committee Report On Executive Compensation."
     The Board does not have a standing nominating committee. The functions of the nominating committee are performed by the outside directors.
                                       4

     The Executive Committee is comprised of Messrs. Laing, Newberry and Whitehorne. It meets monthly. The Executive Committee serves in an advisory capacity to the senior management of the Company.
                               EXECUTIVE OFFICERS
     The following table sets forth all of the executive officers of the Company as of the Record Date, their respective ages, their respective Company positions and offices, and the respective periods during which they have served in such positions and offices. There are no persons who have been selected by the Company to serve as its executive officers who are not set forth in the following table.

                                                                         COMPANY
NAME                   AGE       COMPANY OFFICES CURRENTLY HELD       OFFICER SINCE
Charles B. Mitchell    58      President, Chief Executive Officer          1983
Richard C. Coggins     38      Vice President, Secretary and Chief         1987
                               Financial Officer

     The Company's executive officers are appointed by the Board of Directors and serve at the pleasure of the Board.
BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS
     Mr. Mitchell's business experience is set forth above under "Business Experience of Nominees and Directors."
     Mr. Coggins' business experience is set forth above under "Business Experience of Nominees and Directors."
                                       5

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The information set forth below is furnished as of December 20, 1995, with respect to Common Stock owned beneficially or of record by (i) persons known to the Company to be the beneficial owner of more than 5% of the Common Stock as of the Record Date, each of the Directors and Nominees individually, by certain named executive officers, and by all Directors and Officers as a group. Unless otherwise noted, each person has sole voting and investment power with respect to such person's shares owned. All share amounts in the table include shares which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date. All percentages are calculated based on the total number of outstanding shares, plus the number of shares for the particular person or group which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date.

                                               AMOUNT/NATURE
TITLE OF            NAME AND ADDRESS           OF BENEFICIAL     PERCENT
 CLASS            OF BENEFICIAL OWNER            OWNERSHIP       OF CLASS
     BENEFICIAL OWNERS OF MORE THAN 5% OF THE COMPANY'S COMMON STOCK
Common       Donald C. Spann                      345,580          10.7%(1)
             358 East Parkins Mill Road
             Greenville, SC 29607
Common       Douglas E. Kennemore, M.D.           203,876           6.3%(2)
             27 Memorial Medical Drive
             Greenville, SC 29605
Common       Dimensional Fund Advisors            173,900           5.4%(3)
             1299 Ocean Avenue, 11th Floor
             Santa Monica, CA 90401
                         DIRECTORS AND NOMINEES
Common       Richard C. Coggins                    17,000              *(4)
Common       Thomas F. Grady, Jr.                  23,595              *(5)
Common       Thomas D. Henrion                      1,000              *
Common       Douglas E. Kennemore, M.D.           203,876           6.3%(2)
Common       Brien Laing                            9,000              *(6)
Common       J. Ernest Lathem, M.D.                 6,000              *
Common       Charles B. Mitchell                  102,598           3.1%(7)
Common       James M. Shoemaker, Jr.               19,000              *(2)
Common       Robert A. Whitehorne                  32,640           1.0%(2)
                           EXECUTIVE OFFICERS
Common       Richard C. Coggins                    17,000              *(4)
Common       Charles B. Mitchell                  102,598           3.1%(7)
               DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
Common       All Directors and Officers           414,709          12.6%
             of the Company as a group
             (9 persons)

(1) The figure shown as beneficially owned by Mr. Spann includes an aggregate of 7,200 shares owned by his spouse and excludes 620 shares owned by his children. Mr. Spann disclaims beneficial ownership with respect to these shares. This figure also includes 19,200 shares which are currently not outstanding but which are subject to options held by Mr. Spann which are exercisable within 60 days of the Record Date. The share information for Mr. Spann is based upon records from the Transfer Agent dated December 20, 1995.
                                       6

(2) The shares shown as beneficially owned by Messrs. Kennemore, Shoemaker, and Whitehorne include 3,000 shares which are currently not outstanding but which are subject to options which are exercisable within 60 days of the Record Date.
(3) The figure shown as beneficially owned by Dimensional Fund Advisors was based on publicly available information as of September 30, 1995.
(4) The shares shown as beneficially owned by Mr. Coggins include 16,000 shares which are currently not outstanding but which are subject to options held by Mr. Coggins which are exercisable within 60 days of the Record Date.
(5) The figure shown as beneficially owned by Mr. Grady excludes an aggregate of 7,109 shares owned by his children. Mr. Grady disclaims beneficial ownership with respect to these shares. This figure also includes 3,000 shares which are currently not outstanding but which are subject to options held by Mr. Grady which are exercisable within 60 days of the Record Date.
(6) The shares shown as beneficially owned by Mr. Laing are owned jointly with his spouse. This figure also includes 3,000 shares which are currently not outstanding but which are subject to options held by Mr. Laing which are exercisable within 60 days of the Record Date.
(7) The figure shown as beneficially owned by Mr. Mitchell includes an aggregate of 7,300 shares owned by his spouse and excludes an aggregate of 638 shares owned by his children. Mr. Mitchell disclaims beneficial ownership with respect to these shares. This figure also includes 44,000 shares which are currently not outstanding but which are subject to options held by Mr. Mitchell which are exercisable within 60 days of the Record Date.
 * Less than one percent.
                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
     The following table shows, for the 1995, 1994, and 1993 fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company's chief executive officer and vice president of medical sales at the end of fiscal 1995. No other Company officer earned salary and bonus in excess of $100,000 during the 1995 fiscal year. Consequently, compensation information for other executive officers is not included.
SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                    ANNUAL COMPENSATION                     AWARDS             PAYOUTS
NAME AND PRINCIPAL                                 OTHER ANNUAL     RESTRICTED     OPTIONS/     LTIP       ALL OTHER
     POSITION       YEAR     SALARY      BONUS     COMPENSATION    STOCK AWARDS    SARS (#)    PAYOUTS    COMPENSATION
C. B. Mitchell      1995    $155,000         --          (1)               --           --       --          $6,457(2)
President/CEO       1994     152,500         --          (1)               --       15,000       --           6,462(2)
                    1993     127,739         --          (1)               --           --       --           6,686(2)
M. L. Hunt          1995     115,000         --          (1)               --           --       --           9,855(3)
VP-Medical Sales    1994      65,341         --          (1)               --       10,000       --          70,022(3)
                    1993          (4)

(1) Certain amounts may have been expended by the Company which may have had value as a personal benefit to Messrs. Mitchell and Hunt. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus for each person.
(2) This amount is comprised of (i) contributions of $1,938 (1995), $1,906
    (1994) and $2,025 (1993) to the Company's 401(k) Plan by the Company on behalf of Mr. Mitchell to match pre-tax deferral contributions, all of which is vested, (ii) $2,370 (1995 estimate), $2,407 (1994) and $2,512 (1993) paid to Mr. Mitchell through the Company's Employee Stock Ownership Plan, all of which is vested, and (iii) $2,149 in annual
                                       7
    premiums paid by the Company for the 1995, 1994 and 1993 fiscal years on behalf of Mr. Mitchell with respect to life insurance not generally available to all Company employees.
(3) This amount is comprised of (i) $7,108 (1995) and $69,035 (1994) paid to Mr. Hunt or on his behalf for relocation expenses, (ii) $1,760 (1995 estimate) and $0 (1994) paid to Mr. Hunt through the Company's Employee Stock Ownership Plan, none of which is vested, and (iii) $987 in annual premiums paid by the Company for the 1995 and 1994 fiscal years on behalf of Mr. Hunt with respect to life insurance not generally available to all Company employees.
(4) Mr. Hunt was not employed by the Company during fiscal year 1993.
OPTION/SAR GRANTS IN 1995 FISCAL YEAR
     No stock options were granted to the named executive officers during fiscal year 1995.
OPTION/SAR EXERCISES AND YEAR-END VALUE
     The following table sets forth information with respect to Messrs. Mitchell and Hunt concerning the exercise of options during the 1995 fiscal year and unexercised options held as of the end of the 1995 fiscal year.

                                                                     NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED IN-
                                         SHARES                   OPTIONS/SARS AT FISCAL YEAR      THE-MONEY OPTIONS/SARS AT
                                       ACQUIRED ON     VALUE                  END                       FISCAL YEAR END
NAME                                    EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
Charles B. Mitchell                        -0-           -0-         44,000          11,000         $56,875         $     0
Mark L. Hunt                               -0-           -0-          4,000           6,000             250             375

     The "value" of any option set forth in the table above is determined by subtracting the amount which must be paid upon exercise of the options from the market value of the underlying Common Stock as of September 29, 1995 (based on the closing sales price as reported by NASDAQ).
         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     Decisions with respect to the compensation of the Company's executive officers are made by the three-member Compensation Committee of the Board comprised of Messrs. Laing, Newberry, and Whitehorne. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Set forth below is a report submitted by the Compensation Committee in their capacity as such addressing the Company's compensation policies for 1995 with respect to Mr. Mitchell as chief executive officer, and Mr. Coggins as chief financial officer, who represent all the executive officers of the Company (collectively the "Senior Executives"). The Compensation Committee also approves compensation of all members of the senior management team, which includes persons in addition to Messrs. Mitchell and Coggins. However, the Company does not consider such other members of the senior management team to be executive officers.
COMPENSATION COMMITTEE REPORT
  GENERAL COMPENSATION POLICIES WITH RESPECT TO EXECUTIVE OFFICERS
     The Compensation Committee does not maintain formal, written executive compensation policies. However, in general, the Committee has structured officer compensation so as to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative, responsibility and achievements, and assist the Company in attracting and retaining qualified executives. The Compensation Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning managements' and shareholders' interest in the enhancement of shareholder value.
     The Senior Executives' overall compensation is intended to be consistent with the compensation paid to executives of companies similar in size and character to the Company, provided, that the Company's performance warrants the compensation being paid. In determining the appropriate compensation, the Compensation
                                       8

Committee has utilized a combination of salary, incentive cash compensation, Company stock ownership and benefits. The Compensation Committee has also attempted to maintain an appropriate relationship between the compensation among the Senior Executives and their relative levels of responsibility with the Company.
     Compensation paid to the Company's executive officers in 1995, as reflected in the foregoing compensation tables, consisted of the following elements: base salary, matching contributions paid with respect to the Company's 401(k) Plan, payments made pursuant to the Company's ESOP, payments made pursuant to the Company's Management Bonus Plan, and certain benefits. Payments under the Company's 401(k) Plan and ESOP are made to all employees on a non-discriminatory basis.
  RELATIONSHIP OF PERFORMANCE TO EXECUTIVE COMPENSATION
     The Compensation Committee believes that a significant portion of the Senior Executives' compensation should be based on individual and corporate performance. The principal means through which the Company ties compensation to performance is through the Company's Management Bonus Plan (the "Bonus Plan"). Participants in the Bonus Plan include officers and members of the Company's senior management team. Pursuant to the Bonus Plan, prior to the beginning of each fiscal year the Board of Directors approves the Company's operating plan which contains target earnings projections for the coming year. The target earnings projections must provide a reasonable increase over the prior year's earnings and must be consistent with the Company's long-term growth goals. The Bonus Plan is structured so that each participant has an opportunity to earn approximately 30% of his or her base salary if the Company reaches 100% of the target earnings performance. The percentage of salary potentially earned by each participant under the Bonus Plan ranges from 0%, if the Company earnings are less than 90% of the target earnings, to a maximum of 45% if the Company's earnings exceed approximately 130% of target earnings and if certain predefined individual goals are met. Approximately 30% of each participant's bonus earnings is contingent on achievement of these specific individual goals. These individual goals are determined by the CEO and reviewed by the Compensation Committee.
     Options to purchase Company stock are also granted periodically by the Compensation Committee to officers and members of the senior management team. The number of shares granted is based primarily on individual performance and, secondarily, on Company performance relative to the Company's operating and strategic plans. This form of compensation, however, is not as substantial as payments pursuant to the Bonus Plan.
  SALARIES, CASH BONUSES, STOCK OPTION GRANTS, INCENTIVE PAYMENTS
     The 1995 salary levels of the Company's Senior Executives were determined on the anniversary date of the employee's last performance review and were based generally on the criteria set forth above. Each employee of the Company, including the Senior Executives, is assigned a particular job grade level. The job grade level is determined by a quantitative scoring system which considers various factors under the major categories of job demands, knowledge, job content, and level of responsibility. A salary range has been assigned to each job grade level based on input from independent consultants and the Company's management. The salary levels of the Senior Executives were based primarily on individual performance, overall Company performance and achievement of specific individual and corporate goals for the prior fiscal year. The salary levels of the Senior Executives must fall within the designated salary ranges for the appropriate job grade level, pursuant to the Company's salary administration plan.
     No cash bonuses were earned during fiscal 1995 by the Company's Senior Executives because the Company did not meet its predetermined earnings goals.
  OTHER COMPENSATION PLANS
     The Company has adopted certain broad-based employee benefit plans in which Senior Executives have been permitted to participate. The Company has also adopted certain executive officer life and health insurance plans. The incremental cost to the Company of the Senior Executives' benefits provided under these plans (which is not set forth in any of the Tables) totalled less than 10% of their cash compensation in 1995. Benefits under these plans generally are not directly or indirectly tied to Company performance.
                                       9

  MR. MITCHELL'S 1995 COMPENSATION
     Mr. Mitchell's 1995 compensation consisted of a base salary $155,000 and certain perquisites (which did not exceed 10% of his base salary and bonus) and the various forms of other compensation set forth in the immediately preceding paragraph which was available generally to all employees. Mr. Mitchell's base salary was determined at the beginning of the 1995 year. It was based in part on compensation levels of chief executive officers at comparable companies.
     Mr. Mitchell was not paid a cash bonus during fiscal 1995 because the Company did not meet its predetermined earnings goals.
                                             Submitted by the Compensation
                                             Committee
                                             Brien Laing
                                             W. Marcus Newberry, M.D.
                                             Robert A. Whitehorne
COMPENSATION OF NON-EMPLOYEE DIRECTORS
     Prior to January 1995, each Director of the Company who is not also an officer of the Company received an annual fee of $5,000 plus $500 per board meeting and committee meeting attended. Beginning in January 1995, the Company's Directors chose to receive 1,000 shares of unregistered Company Common Stock in lieu of their $5,000 annual compensation. Including the value of the Common Stock received in January 1995, no Director received more than $15,000 in fiscal 1995 for his services as a Director.
     Non-officer Directors received on December 15, 1994 an option to purchase 1,000 shares of the Company's Common Stock exercisable at the then fair market value as provided in the Company's 1991 Stock Option Plan. However, beginning in January 1995 and until further notice, the Board determined not to accept additional options which would otherwise be payable annually under the 1991 Stock Option Plan.
     Directors who are also employees of the Company do not receive compensation for their service as Directors.
MITCHELL RETIREMENT AGREEMENT
     On September 23, 1994 the Company entered into a retirement agreement (the "Agreement") with Charles B. Mitchell, the Company's Chief Executive Officer. The Agreement provides that Mr. Mitchell will be entitled to certain payments as disclosed below (the "Payments") if he is continually employed by the Company from September 23, 1994 until his 65th birthday and retires from his employment with the Company thereafter. The Agreement further provides that Mr. Mitchell will not receive any Payments if his employment with the Company is terminated prior to his 65th birthday, unless a "change of control" (as defined in the Agreement) has occurred, in which case, Mr. Mitchell will be entitled to receive the Payments (i) beginning at age 65 (if his employment was terminated voluntarily or involuntarily for any reason prior to his 65th birthday), or (ii) upon retirement after age 65 if, following a "change of control", Mr. Mitchell continues to be employed with the Company past his 65th birthday.
     The Payments consist of the following: an annual payment equal to 50% of Mr. Mitchell's average annual base salary and bonus for the five fiscal years preceding his retirement. The Agreement provides that the Payments will terminate at Mr. Mitchell's death, unless he makes certain insurance elections, in which case, the Payments (following Mr. Mitchell's death) will be made to Barbara P. Mitchell (Mr. Mitchell's wife) until her death.
     The Agreement provides that upon retirement, Mr. Mitchell will not for a period of three years compete with the Company or otherwise engage in any type of business substantially similar to the business of the Company at any location in the continental United States. In addition, Mr. Mitchell also agrees not to interfere in the Company's business in any respect during such three-year period.
                                       10

PERFORMANCE SHARE INCENTIVE PLAN
     Effective October 3, 1994, the Board of Directors established a performance share incentive plan to promote the growth and profitability of the Company. The plan establishes the following financial performance goals which must be achieved by fiscal year end 1997: (1) return on equity of 16%, (2) return on sales of 6.8% and (3) a 15% annual increase in cash flow from operations. If all three goals are achieved, the Company would issue 15,000 shares of Common Stock and the cash equivalent of 30,000 shares of Common Stock to be divided among the participants as defined in the plan. The participants in the Plan consist of the Company's senior management team (8 persons).
                               PERFORMANCE GRAPH
     The following graph sets forth the performance of the Company's Common Stock for the five year period from September 28, 1990 through September 30, 1995 as compared to the Russell 2000 Index and a peer group index. The peer group index was prepared by a unaffiliated third party and is comprised of all exchange-listed companies having the standard industry classification code 3842 (which relates to medical products and supplies). All stock prices reflect the reinvestment of cash dividends.

                   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
               AMONG SPAN-AMERICA MEDICAL SYSTEMS, INC., A PEER GROUP,
                             AND THE RUSSELL 2000 INDEX

(The performance graph appears here. See the table below for the plot points.)

                                  1991    1992     1993     1994     1995
Span-American Medical Systs     164.41   213.92   168.72   180.32   163.11
Peer Group                      190.14   173.82   147.91   162.30   260.10
Russell 2000                    145.08   158.05   210.46   216.08   266.59

                              CERTAIN TRANSACTIONS
     In 1983, the Company entered into an agreement with Donald C. Spann, pursuant to which the Company acquired patents and patent rights relating to its SPAN-AIDS products. Mr. Spann currently owns in excess of 5% of the Company's common stock. Mr. Spann also served as the Company's chief executive officer from its inception until July 1993. The agreement between the Company and Mr. Spann provides that the Company is obligated to pay Mr. Spann royalties equal to 3% of gross sales net of returns on all SPAN-AIDS products covered by such patents and patent applications. During 1995, the Company paid Mr. Spann royalty payments of approximately $55,000. The Company believes that the royalty payments to Mr. Spann were comparable to payments that would have been paid to an unaffiliated third party for similar patents. Pursuant to the Resignation Agreement between the Company and Mr. Spann dated July 30, 1993, the Company will pay Mr. Spann amounts owed under the royalty agreements until January 1, 1996, at which time all patents subject to such royalty agreements shall become property of the Company and the Company will have no further obligation to make royalty payments.
     The law firm of Wyche, Burgess, Freeman & Parham, P.A., whose members include Mr. Shoemaker, a Director, serves as general counsel to the Company.
       COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based on a review of the copies of such reports furnished to the Company and representations that no other reports were required during the 1995 fiscal year, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial owners were met.
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
     The Board of Directors has selected Ernst & Young LLP as the independent public accountants for the Company for its 1996 fiscal year. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions from shareholders. Ernst & Young LLP has served the Company as independent auditors since 1985. Neither the firm nor any of its members has any relation with the Company except in the firm's capacity as auditors.
                             SHAREHOLDER PROPOSALS
     Proposals by shareholders for consideration at the 1997 Annual Meeting of Shareholders must be received at the Company's offices at Post Office Box 5231, Greenville, South Carolina 29606 no later than September 20, 1996, if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 1997 Annual Meeting of Shareholders. Under the regulations of the Securities and Exchange Commission, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in those regulations are satisfied.
                               PROXY SOLICITATION
     The Company will bear the cost of this proxy solicitation. Such solicitation will be made by mail and also may be made on behalf of the Company by the Company's regular officers and employees in person or by telecommunication. The Company will also reimburse banks, brokers and other custodians holding shares in their names or in the names of nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners of the shares.
                                       12

                             FINANCIAL INFORMATION
     THE COMPANY'S 1995 ANNUAL REPORT CONTAINING FINANCIAL STATEMENTS REFLECTING THE FINANCIAL POSITION AND RESULTS OF OPERATIONS OF THE COMPANY FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995 IS BEING MAILED TO SHAREHOLDERS CONCURRENTLY HEREWITH. THE COMPANY WILL ALSO PROVIDE WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD AS OF DECEMBER 20, 1995, WHO SO REQUESTS IN WRITING, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED SEPTEMBER 30, 1995 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE DIRECTED TO SPAN-AMERICA MEDICAL SYSTEMS, INC., P.O. BOX 5231, GREENVILLE, SOUTH CAROLINA 29606 ATTENTION: RICHARD C. COGGINS.
                                 OTHER MATTERS
     Management of the Company is not aware of any other matter to be brought before the Annual Meeting. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.
                                             By Order of the Board of Directors,
                                             (Signature of Richard C. Coggins)
                                             RICHARD C. COGGINS
                                             SECRETARY
December 28, 1995
Greenville, South Carolina
                                       13


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                       (Span-America Logo appears here)